Exhibit 99.1

NuPathe Announces First Quarter 2012 Financial Results and Operational Highlights

Resubmission of Migraine Patch NDA Remains

on Track for the First Half of 2012

CONSHOHOCKEN, PA — May 10, 2012 — NuPathe Inc. (NASDAQ: PATH), a biopharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, today announced financial results for the quarter ended March 31, 2012, and recent operational highlights.

“In the first quarter, we continued to prepare for the resubmission of the NDA for our migraine patch,” said Jane Hollingsworth, chief executive officer of NuPathe. “With resubmission expected in the first half of 2012 and an anticipated six-month review, we look forward to providing a valuable new treatment option to the millions of migraine patients who suffer from debilitating migraine-related nausea along with their headache pain.”

Recent Highlights

•                  Following receipt of a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) in August of 2011 for the Company’s migraine patch (NP101), NuPathe has made significant progress toward addressing all of the questions raised in the CRL. NuPathe remains on track to resubmit its NDA in the first half of 2012 and expects the resubmission will result in a six-month review by the Agency.

•                  In January, the USPTO issued a notice of allowance for U.S. Patent application 12/142,604 entitled “Pharmacokinetics of Iontophoretic

Sumatriptan Administration.” This application relates to methods of treating a migraine by administering sumatriptan using an iontophoretic patch to achieve consistent therapeutic plasma levels with low patient-to-patient variability. Given this action, NuPathe expects the patent to issue within the next few months. Once issued, it will provide additional patent protection for NP101 through April 2027.

•                  In February, the United States Patent and Trademark Office (USPTO) issued a notice of allowance for U.S. Patent application 11/183,232 entitled “Drug Containing Implants and Methods of Use Thereof.” This application relates to a biodegradable polymer implant as well as novel methods of treating schizophrenia, bipolar disorder and other specified psychiatric disorders with the implant by delivering therapeutic levels of risperidone, 9-hydroxy-risperidone, or haloperidol for 20 to 190 days. Given this action, NuPathe expects the patent to issue within the next few months. Once issued, it will provide patent protection through January 2025 for NP202, NuPathe’s long-term biodegradable risperidone implant for the treatment of schizophrenia and bipolar disorder.

First Quarter 2012 Financial Results

NuPathe reported a net loss of $6.3 million for the first quarter of 2012, compared with a net loss of $3.7 million for the first quarter of 2011.

Research and development expenses were $3.5 million in the first quarter of 2012, compared with $1.6 million in the first quarter of 2011.  This increase was primarily attributed to the fact that the first quarter of 2011 included a $1.5 million credit for our NDA filing fee that was refunded to the Company.  Excluding this credit, research and development expenses for the first quarter of 2011 would have been $3.1 million, compared with $3.5 million for 2012. The increase in 2012 was attributable to higher CMC expenses related to the CRL response, partially offset by lower clinical and medical affairs expenses.

Selling, general and administrative expenses were $2.4 million in the first quarter of 2012, compared with $2.0 million for the same period in 2011. This increase was primarily attributable to increased headcount in the sales and marketing area.

Net cash used in operating activities for the three months ended March 31, 2012 was $6.2 million, primarily the result of spending for normal operating activities, activities to address questions raised in the CRL and the continued development of NP101. During the three months ended March 31, 2012, the Company used $0.1 million of cash in investing activities and $2.2 million of cash for financing activities related to contractual debt repayments.

As of March 31, 2012, NuPathe had $14.6 million in cash and cash equivalents and $3.0 million of working capital, compared with $23.1 million in cash and cash equivalents and $11.0 million of working capital as of December 31, 2011.  The Company expects its existing cash and cash equivalents will be sufficient to fund operations, debt service and interest obligations into the third quarter of 2012. Additional capital will be needed by the Company to fund its operations and meet its capital requirements beyond that point. To meet its capital needs, NuPathe is considering multiple alternatives, including, but not limited to, additional equity financings, debt financings, corporate collaboration and licensing agreements, and other funding transactions. There can be no assurance that NuPathe will be able to complete any such transaction on acceptable terms or otherwise.

Company to Host Conference Call

NuPathe will host a conference call today, May 10, 2012, at 8:30 a.m. EDT to discuss the Company’s financial results for the quarter ended March 31, 2012,

and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 800-289-0479 (domestic) or +1-913-312-0949 (international), and provide the participant passcode 9916410, approximately 10 minutes ahead of the start of the call.  A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 9916410.

A live audio webcast of the call will be available via the “Investor Relations” page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About the Migraine Patch (NP101 or Zelrix)

NP101 is an active, single-use, transdermal patch in development for the treatment of migraine. If approved, it will be the first transdermal patch for the treatment of migraine. The patch actively delivers sumatriptan, the most widely prescribed migraine medication. In three clinical trials involving more than 10,000 applications, NP101 offered patients fast onset and sustained relief of debilitating migraine symptoms including headache pain and migraine-related nausea (MRN). Because NP101 delivers sumatriptan transdermally, it may be an attractive treatment option for many of the approximately seven million migraine sufferers who might otherwise delay or avoid taking medication due to MRN. In addition, clinical trials suggest that many migraine sufferers fail to respond consistently to orally administered medications. This may result from a variety of causes including gastroparesis, a slowing of gastric absorption experienced by some migraine sufferers. The patch utilizes SmartRelief™, NuPathe’s proprietary transdermal delivery technology that allows the rapid yet tightly controlled transport of medication through the skin using a process called iontophoresis. As a result and based on clinical trial experience, the patch may offer a low incidence of triptan sensations that include chest tightness, flushing and feelings of pressure and numbness.

About NuPathe

NuPathe Inc. is a biopharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two proprietary product candidates based on its LAD™, or Long-Acting Delivery, biodegradable implant technology that allows delivery of therapeutic levels of medication over a period of months with a single dose. NP201, for the continuous symptomatic treatment of Parkinson’s disease, utilizes a leading FDA-approved dopamine agonist, ropinirole, and is being developed to provide up to two months of continuous delivery. NP202, for the long-term treatment of schizophrenia and bipolar disorder, is being developed to address the long-standing problem of patient noncompliance by providing three months of continuous delivery of risperidone, an atypical antipsychotic.  NuPathe is actively seeking partnerships to maximize the commercial potential for our pipeline products in the U.S. and territories throughout the world.

For more information about NuPathe, please visit our website and our blog at www.nupathe.com.  You can also follow us on StockTwits (stocktwits.nupathe.com), Twitter (twitter.nupathe.com), SlideShare (slideshare.nupathe.com) and LinkedIn (linkedin.nupathe.com).

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: NuPathe’s progress towards addressing all of the questions raised in the CRL; the timing of the resubmission of the NDA for NP101 and the timing of the FDA’s review of such resubmission; the issuance of patents for the referenced patent applications and the scope and duration of patent protection to be afforded by such patents; the sufficiency of NuPathe’s cash and cash equivalents to fund operations, debt service and interest obligations into the third quarter of 2012; and the potential benefits of, and market for, NP101.

Forward-looking statements are based upon management’s current expectations, plans and beliefs and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated herein including, among others: NuPathe’s ability to obtain additional capital to continue as a going concern; NuPathe’s ability to successfully complete the additional trials, tests, device enhancement, packaging modification and other activities to support the resubmission of its NDA for NP101; NuPathe’s ability to obtain FDA approval to market NP101 the extent to which the FDA may request or require NuPathe to provide additional information, undertake additional trials or studies or redesign NP101; serious adverse events or other safety risks that could require NuPathe to abandon or delay development of, or preclude or limit approval of its product candidates; risks and uncertainties relating to intellectual property; varying interpretation of clinical and non-clinical data; the ability of NuPathe’s creditors to proceed against the collateral granted pursuant to its loan and security agreement upon an event of default; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2011, under the caption “Risk Factors” and elsewhere in such report, which is available on NuPathe’s website at www.nupathe.com in the “Investor Relations -- SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

Investor Contacts
John Woolford
Westwicke Partners, LLC
(443) 213-0506
john.woolford@westwicke.com

Keith A. Goldan
Vice President & Chief Financial Officer
NuPathe Inc.
(484) 567-0130

Media Contact
Jennifer Guinan
Sage Strategic Marketing
(610) 410-8111
jennifer@sagestrat.com

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NUPATHE INC.

(A Development-Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months ended March 31,
	2012	2011
Operating expenses:
Research and development	$3,454	$1,574
Selling, general and administrative	2,387	1,970

Total operating expenses	5,841	3,544
Loss from operations	(5,841)	(3,544)

Interest income	10	24
Interest expense	(453)	(203)

Net loss	$(6,284)	$(3,723)

Basic and diluted net loss per common share	$(0.43)	$(0.26)

Weighted average basic and diluted common shares outstanding	14,732,582	14,553,748

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011

Cash and cash equivalents	$14,574	$23,059
Working capital	2,965	10,995
Total assets	22,328	30,849
Long-term debt	3,426	5,481
Total stockholders’ equity	7,018	12,971